Exhibit 99.1

RENASANT CORPORATION

DEFERRED STOCK UNIT PLAN

Amendment No. 4

(Additional Shares)

Whereas, Renasant Corporation (the “Company”) maintains the Renasant Corporation Deferred Stock Unit Plan, a non-qualified deferred compensation plan originally effective January 1, 2002, most recently amended and restated effective January 1, 2005, and as further amended (the “Plan”);

Whereas, Section 11.4 of the Plan permits its amendment by the Board of Directors of the Company (the “Board”), and the Board has determined that an amendment to increase the number of shares issuable under the Plan is now necessary and appropriate;

Now, Therefore, the first sentence of Section 11.6(a) of the Plan shall be amended and restated in its entirety as follows:

“a.	An aggregate of 317,500 shares of Company Stock shall be reserved for issuance hereunder, as the same may be adjusted in accordance under Section 11.6 hereof, which shares may be authorized but unissued shares, treasury shares or shares acquired on the open market or by private purchase. Such shares shall consist of (i) 67,500 shares of Company Stock originally reserved hereunder, as adjusted for the Company’s stock splits on December 1, 2003 and August 28, 2006; (ii) an additional 100,000 shares of Company Stock reserved pursuant to Amendment No. 2, effective as of June 5, 2007; and (iii) an additional 150,000 shares reserved for issuance hereunder.”

This Amendment No. 4 was adopted by the Board of Directors on January 17, 2012, to be effective as of such date.

RENASANT CORPORATION